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                                 EXHIBIT (8)(d)

    FIRST AMENDMENT TO THE SUBCUSTODIAN AGREEMENT DATED AS OF DECEMBER, 1996
                                     BETWEEN
                      STATE STREET BANK AND TRUST COMPANY,
                 BANK ONE TRUST COMPANY, N.A. AND THE REGISTRANT



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                  FIRST AMENDMENT TO THE SUBCUSTODIAN AGREEMENT


         This First Amendment to the Subcustodian Agreement (the "Subcustodian Agreement") by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Custodian") and Bank One Trust Company, N.A. (the "Subcustodian") and The One Group(R), an open-end management investment company registered under the Investment Company Act of 1940 ("The One Group") is hereby made this __ day of December, 1996. The parties hereto hereby agree to amend the Subcustodian Agreement by deleting Section 4 in its entirety and substituting the following in its place:

         "Section 4. Accounts. Securities shall be held in a separate Securities Lending Account for each Fund of The One Group and, except for securities held in a Securities Depository or Book Entry Account as defined below, physically segregated at all times from those of any other persons, firms, or corporations. All securities received as Collateral in connection with loans of securities or investments of Cash Collateral may be held in the Securities Lending Account established for the particular Fund of The One Group or commingled in a collateral account established for the Securities Lending Program. The Subcustodian may hold securities in: (i) the bank vault of Subcustodian; (ii) such other banks or trust companies as have been approved by The One Group and pursuant to a written agreement between such other banks or trust companies and the Subcustodian; (iii) its accounts with a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository (the "Securities Depository"); or (iv) a book-entry account which is maintained for the Subcustodian by a Federal Reserve Bank (the "Book Entry Account").

         So long as Subcustodian maintains any account pursuant to (iii) or (iv) above for The One Group, Subcustodian shall: (i) identify as belonging to The One Group a quantity of such securities in the fungible bulk of securities (A) registered in the name of Subcustodian or its nominee, or (B) shown on Subcustodian's account on the books of the Securities Depository, the Book-Entry Account, or Subcustodian's agent; (ii) promptly send to the Custodian reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its system of internal accounting control; and (iii) send to the Custodian such reports of the systems of internal accounting control of Subcustodian and its agents through which



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such securities are deposited as are available and as the Custodian may reasonably request from time to time."

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed this __ day of December, 1996.

THE ONE GROUP


By: /s/ MARK A. REDMAN
   ---------------------------------

Title: Vice President
      ------------------------------


BANK ONE TRUST COMPANY, N.A.
(as Subcustodian)


By: /s/ STEVEN E. CUTLER
   ---------------------------------

Title: Vice President
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STATE STREET BANK AND TRUST COMPANY
(as Custodian)

By: /s/ CHARLES R. WHITTEMORE, JR.
   ---------------------------------

Title: Vice President
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